Exhibit 99.1
Solaris Energy Infrastructure Announces Third Quarter 2026 Results, Additional Power Contracts and Increased Guidance

HOUSTON, Texas, November 4, 2026 — (BUSINESS WIRE) — Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”), today announced the following:
Third Quarter 2026 Summary Results
◦Revenue of approximately $341 million increased 55% sequentially from second quarter 2026.
◦Net income of $39 million, which increased 56% from second quarter 2026, and $0.42 per diluted Class A common share; Adjusted pro forma net income(1) of $43 million, which increased 18% from second quarter 2026, and $0.45 per fully diluted share.
◦Adjusted EBITDA(1) of approximately $136 million increased 26% sequentially from second quarter 2026.
◦Adjusted EBITDA attributable to Solaris(1)(4) of approximately $138 million, which excludes the EBITDA impact attributable to the non-controlling interest in Stateline Power, LLC (“Stateline”), the Company’s joint venture.
Recent Growth Initiatives
◦New 15-Year Power Contract Signed. On October 29, 2026, the Company entered into new 15-year agreement, with an option to extend for an additional 15-years, to provide approximately 900 MW of power generation, associated balance of plant equipment, and operations and maintenance services. The agreement is with a leading, investment-grade, diversified industrial and technology company that is an existing customer of the Company. Deployments under this agreement are expected to begin in 1H 2027 and scale through 2028.
▪Represents the Third, Long-term Power Contract Signed with Investment Grade counterparties year to date, bringing total capacity under long-term contracts to 3.2 GW.
◦Secured an Additional 200 MW of Available Generation Capacity. Procured time-advantaged equipment that will be deployed under contracts with customers in 2027, ahead of long OEM queues. Pro forma consolidated generation capacity is now approximately 3.5 GW in 2029.
◦New Operating & Maintenance Contract Signed. The Company signed a new 7-year operating and maintenance agreement to manage approximately 400 MW of generation capacity owned by an existing customer.
◦Strengthened Balance Sheet with $1.5 billion of Growth Financing. Successfully completed a $1.25 billion senior, unsecured notes offering and secured additional $200 million of bank commitments, bringing total revolving credit facility capacity to $850 million (currently undrawn). Corporate credit ratings were reaffirmed by S&P Global Ratings (BB-), Moody’s Ratings (Ba3) and Fitch Ratings (BB).
Increasing Guidance (1)(2)
◦Increasing fourth quarter 2026 Adjusted EBITDA guidance to $165-185 million from $145-180 million and increasing first quarter 2027 Adjusted EBITDA guidance to $220-260 million from $200-240 million.
Shareholder Returns
◦On October 27, 2026, the Company’s board of directors approved a fourth quarter 2026 dividend of $0.12 per share, to be paid on December 18, 2026, to holders of record as of December 8, 2026, which, once paid, will represent Solaris’ 33rd consecutive dividend.
CEO Commentary
“Solaris’ transformation into a comprehensive power infrastructure solutions provider is driving record results in the near term and positioning Solaris for significant long-term value creation. Our quarterly Adjusted EBITDA has more than doubled over the last year, and we expect 2027 Adjusted EBITDA to be more than double 2026, with further growth beyond that,” Bill Zartler, Chairman and Co-Chief Executive Officer, and Amanda Brock, Co-Chief Executive Officer,

jointly commented. “Last week, we signed our largest and longest power contract to date, a 15-year, 900 MW contract with a leading industrial and technology investment-grade customer. It is our third long-term contract with an investment-grade counterparty this year, bringing total capacity under long-term contracts to 3.2 GW. With strong execution across the business, we are again raising both near-term and longer-term guidance.”
Segment Results (3)
Solaris Power Solutions
•Activity – Third quarter 2026 averaged approximately 820 MW of capacity earning revenue, which decreased 14% compared to approximately 950 MW in second quarter 2026 primarily due to the planned release of temporary third-party generation as we transition to owned capacity under long-term contracts.
•Revenue – Third quarter 2026 revenue of approximately $284 million was up 79% from second quarter 2026.
•Profitability – Third quarter 2026 Segment Adjusted EBITDA (1)(3) of approximately $127 million increased 32% from second quarter 2026 due primarily to increased services revenue.
Solaris Logistics Solutions
•Revenue – Third quarter 2026 revenue of $57 million decreased 7% from second quarter 2026 due to lower last-mile transportation activity.
•Profitability – Third quarter 2026 Segment Adjusted EBITDA (1)(3) of $24 million decreased 3% from second quarter 2026 in line with activity.
Footnotes

(1)
See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables. Due to the forward-looking nature of such metrics, a reconciliation of 2026 fourth quarter and 2027 first quarter Adjusted EBITDA to the most directly comparable GAAP measure cannot be provided without unreasonable efforts.

(2)
Please refer to the Earnings Supplemental Slides posted under “Events” on the Investor Relations section of the Company’s website solaris-energy.com for more detail on activity and financial guidance, including expected estimated capital expenditures.

(3)	Segment Adjusted EBITDA excludes Corporate and other Adjusted EBITDA.
(4)	Adjusted EBITDA attributable to Solaris excludes the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA attributable to the Company’s partner in the previously announced Stateline joint venture.
Conference Call
Solaris will host a conference call to discuss its results for third quarter 2026 on Thursday, November 5, 2026 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Energy Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at solaris-energy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 669-9658 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 9428711. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Non-GAAP Measures
In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that EBITDA, Adjusted EBITDA, Adjusted pro forma net income and Adjusted pro forma earnings per fully diluted share provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.
About Solaris Energy Infrastructure, Inc.
Solaris Energy Infrastructure, Inc. (NYSE:SEI) and its consolidated subsidiaries deliver comprehensive power infrastructure solutions including generation, distribution, site preparation, installation and commissioning, aftermarket support, and operations and maintenance. Headquartered in Houston, Texas, the Company serves multiple end markets, including data centers, energy, and other commercial and industrial sectors. The Company operates through two reportable business segments: Solaris Power Solutions and Solaris Logistics Solutions. Additional information is available on our website, solaris-energy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, and the impact of such policies on us, our customers and the global economic environment, the success of Stateline and associated transactions and its impact on the financial condition and results of operations of our Solaris Power Solutions segment, the anticipated growth of our power fleet and sources of financing thereafter, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities Exchange Commission (the “SEC”) on February 27, 2026, as updated by our subsequent Quarterly Reports on Form 10-Q and other filings with the SEC . Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS ENERGY INFRASTRUCTURE, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Leasing revenue	$90,598	$82,422	$105,718	$301,680	$183,421
Service revenue	199,236	84,140	111,639	400,449	257,582
Product sales	51,255	281	2,043	54,599	1,500
Total revenue	341,089	166,843	219,400	756,728	442,503

Operating costs and expenses:
Cost of leasing revenue, excluding depreciation	25,327	36,613	41,467	114,480	77,390
Cost of services, excluding depreciation and amortization	118,674	51,915	49,465	216,978	157,628
Cost of product sales	33,365	275	2,193	37,798	744
Non-leasing depreciation and amortization	27,423	12,598	13,150	52,713	37,624
Depreciation of leasing equipment	24,061	9,757	26,368	63,047	23,172
Selling, general and administrative	42,638	15,546	30,010	93,528	45,719
Other operating expenses, net (1)	2,616	2,226	234	4,127	4,689
Total operating costs and expenses	274,104	128,930	162,887	582,671	346,966
Operating income	66,985	37,913	56,513	174,057	95,537
Interest expense	(22,937)	(10,239)	(16,917)	(44,628)	(23,449)
Interest income	6,180	1,201	5,452	14,386	3,758
Loss on debt extinguishment (2)	—	—	(14,826)	(16,084)	—
Foreign currency gain (loss), net (3)	(1,132)	—	—	(1,132)	—
Income before income tax expense	49,096	28,875	30,222	126,599	75,846
Provision for income taxes	(9,812)	(4,061)	(4,990)	(30,028)	(13,935)
Net income	39,284	24,814	25,232	96,571	61,911
Less: net income related to non-controlling interests	(4,684)	(10,264)	(4,746)	(20,047)	(30,086)
Net income attributable to Solaris Energy Infrastructure, Inc.	34,600	14,550	20,486	76,524	31,825
Less: income attributable to participating securities (4)	(1,033)	(568)	(633)	(2,419)	(1,417)
Net income attributable to Class A common shareholders	$33,567	$13,982	$19,853	$74,105	$30,408

Earnings per share of Class A common stock - basic	$0.53	$0.32	$0.34	$1.26	$0.77
Earnings per share of Class A common stock - diluted	$0.42	$0.31	$0.26	$1.00	$0.74

Basic weighted average shares of Class A common stock outstanding	63,783	43,770	59,206	58,811	39,283
Diluted weighted average shares of Class A common stock outstanding	83,567	50,429	78,979	78,472	43,190
(1)Other operating expenses, net includes the change in Tax Receivable Agreement liability, gains or losses on the sale or disposal of assets, credit losses or recoveries, office space sublease income, transaction costs and other settlements.
(2)Loss in the second quarter of 2026 relates to unamortized debt issuance costs and prepayment penalties related to the term loan and other loans entered into concurrently with the acquisition of Focus Genco Cayman Ltd. (“Genco”) in the first quarter of 2026, which were extinguished following the issuance of the new senior notes and revolving credit facility entered into in the second quarter of 2026.
(3)Foreign currency gain (loss), net reflects the earnings impact of remeasuring monetary assets and liabilities denominated in a currency other than the Company’s functional currency and relates to the Company’s operations assumed in connection with the GESA acquisition.
(4)The Company’s unvested restricted shares of common stock are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

SOLARIS ENERGY INFRASTRUCTURE, INC
SEGMENT REPORTING
(In thousands)
(Unaudited)
We report two distinct business segments, which offer different services and align with how our chief operating decision makers assess operating performance and allocate resources.
Our reporting segments are:
•Solaris Power Solutions – delivers power generation, power control, and power distribution solutions, along with sales of power equipment, as well as refurbishment, aftermarket, and specialized engineering and construction services, for both the Company’s own generation assets and those owned by third parties. The segment’s offerings support data center, energy, and other commercial and industrial sector customers by providing flexible, on-demand power infrastructure, including power control and distribution capabilities.
•Solaris Logistics Solutions – designs and manufactures specialized equipment that enables the efficient management of raw materials used in the completion of oil and natural gas wells. Solaris’ equipment-based logistics services include field technician support, software solutions, and may also include last mile and mobilization services.
We evaluate the performance of our business segments based on Adjusted EBITDA. We define Adjusted EBITDA as our net income plus depreciation and amortization expense, interest (income) expense, income tax expense, stock-based compensation expense, and certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.
Summarized financial information by business segment is shown below. The financial information by business segment for prior periods has been restated to reflect the changes in reportable segments.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Revenue
Solaris Power Solutions	$284,211	$104,939	$158,342	$571,091	$229,939
Solaris Logistics Solutions	56,878	61,904	61,058	185,637	212,564
Total revenues	$341,089	$166,843	$219,400	$756,728	$442,503

Adjusted EBITDA
Solaris Power Solutions	$126,954	$58,138	$96,432	$295,246	$135,700
Solaris Logistics Solutions	23,928	17,427	24,752	71,888	66,115
Corporate and other	(14,750)	(7,604)	(12,905)	(39,139)	(26,366)
Total Adjusted EBITDA*	$136,132	$67,961	$108,279	$327,995	$175,449

Capital expenditures
Solaris Power Solutions	$542,382	$61,205	$488,228	$1,373,863	$386,793
Solaris Logistics Solutions	4,578	1,501	3,290	7,971	5,194
Corporate and other	209	96	326	535	269
Total capital expenditures	$547,169	$62,802	$491,844	$1,382,369	$392,256

*	See “About Non-GAAP Measures” above for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

SOLARIS ENERGY INFRASTRUCTURE, INC
RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES
(In thousands, except per share data)
(Unaudited)
EBITDA AND ADJUSTED EBITDA
We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).
We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest (income) expense and (iii) income tax expense. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.
EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDA.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Net income	$39,284	$24,814	$25,232	$96,571	$61,911
Depreciation and amortization	51,484	22,355	39,518	115,760	60,796
Interest expense	22,937	10,239	16,917	44,628	23,449
Interest income	(6,180)	(1,201)	(5,452)	(14,386)	(3,758)
Provision for income taxes (1)	9,812	4,061	4,990	30,028	13,935
EBITDA	$117,337	$60,268	$81,205	$272,601	$156,333
Stock-based compensation expense (2)	14,752	5,278	11,772	33,237	13,762
Loss on extinguishment of debt (3)	—	—	14,826	16,084	—
Transaction and acquisition-related costs (4)	2,091	278	1,627	4,129	2,135
Change in Tax Receivable Agreement liability (5)	—	3,024	—	—	3,024
Other (6)	1,952	(887)	(1,151)	1,944	195
Adjusted EBITDA	136,132	67,961	108,279	327,995	175,449
Adjusted EBITDA loss attributable to Stateline non-controlling interest (7)	2,226	2,439	2,534	7,227	4,069
Adjusted EBITDA attributable to Solaris	$138,358	$70,400	$110,813	$335,222	$179,518
(1)United States federal and state income taxes.
(2)Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
(3)Loss in the second quarter of 2026 relates to unamortized debt issuance costs and prepayment penalties related to the term loan and other loans entered into concurrently with the acquisition of Genco in the first quarter of 2026, which were extinguished following the issuance of the new senior notes and revolving credit facility entered into in the second quarter of 2026.
(4)2026 costs primarily relate to acquisition costs to affect the acquisitions of Genco, GESA, Omega and other acquisition opportunities. 2025 costs primarily related to acquisition costs to affect the acquisitions of Mobile Energy Rentals, LLC and HVMVLV, LLC and costs incurred to establish the Stateline JV.
(5)Increase in liability due to state tax rate change.
(6)Other primarily consists of credit losses or recoveries, the net effect of loss/gain on disposal of assets, foreign currency loss/gain, lease terminations and inventory write-offs.
(7)Represents the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA loss attributable to the Company’s partner.

CASH AND DEBT ATTRIBUTABLE TO SOLARIS

	September 30, 2026	December 31, 2025
Cash attributable to Solaris:
Cash and cash equivalents	$399,460	$353,319
Restricted cash	98,516	—
Consolidated cash	$497,976	$353,319
Less: cash attributable to Stateline non-controlling interest	(4,782)	(13,903)
Cash and cash equivalents attributable to Solaris	$493,194	$339,416

Debt attributable to Solaris:
Long-term debt, current portion	44,308	4,033
Long-term debt, net of current portion	1,671,617	179,986
Convertible notes	883,876	880,441
Consolidated debt and convertible notes	$2,599,801	$1,064,460
Less: debt attributable to Stateline non-controlling interest	(201,622)	(91,825)
Debt attributable to Solaris	$2,398,179	$972,635

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE
Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris Energy Infrastructure, LLC (“Solaris LLC”) not held by Solaris Energy Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, they do not account for the earnings attributable to the non-controlling interest holders and therefore do not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Numerator:
Net income attributable to Solaris	$34,600	$14,550	$20,486	$76,524	$31,825
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	6,327	10,058	5,316	22,192	29,739
Loss on extinguishment of debt (2)	—	—	14,826	16,084	—
Transaction and acquisition-related costs (3)	2,091	278	1,627	4,129	2,135
Change in Tax Receivable Agreement liability (4)	—	3,024	—	—	3,024
Other (5)	1,952	(887)	(1,151)	1,944	195
Net loss attributable to Stateline non-controlling interest (6)	2,512	2,432	2,634	7,641	4,052
Incremental income tax expense	(4,512)	(5,646)	(7,192)	(9,608)	(10,345)
Adjusted pro forma net income	$42,970	$23,809	$36,546	$118,906	$60,625
Denominator:
Diluted weighted average shares of Class A common stock outstanding	83,567	50,429	78,979	78,472	43,190
Adjustments:
Potentially dilutive shares (7)	12,835	30,831	14,788	15,226	32,305
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	96,402	81,260	93,767	93,698	75,495
Adjusted pro forma earnings per share - diluted	$0.45	$0.29	$0.39	$1.27	$0.80

(1)Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)Loss in the second quarter of 2026 relates to unamortized debt issuance costs and prepayment penalties related to the term loan and other loans entered into concurrently with the acquisition of Genco in the first quarter of 2026, which were extinguished following the issuance of the new senior notes and revolving credit facility entered into in the second quarter of 2026.
(3)2026 costs primarily relate to acquisition costs to affect the acquisitions of Genco, GESA, Omega and other acquisition opportunities. 2025 costs primarily related to acquisition costs to affect the acquisitions of Mobile Energy Rentals, LLC and HVMVLV, LLC and costs incurred to establish the Stateline JV.
(4)Increase in liability due to state tax rate change.
(5)Other primarily consists of credit losses or recoveries, the net effect of loss/gain on disposal of assets, foreign currency loss/gain, lease terminations and inventory write-offs.
(6)Represents the 49.9% non-controlling interest share of Stateline’s net loss attributable to the Company’s partner.
(7)Represents the weighted-average potentially dilutive effect, as applicable for each period presented, of Class B common stock, unvested restricted stock awards, unvested performance-based restricted stock units, outstanding stock options, and shares issuable upon conversion of the convertible notes.
Contacts:
Yvonne Fletcher
Senior Vice President, Finance and Investor Relations
(281) 501-3070
IR@solaris-energy.com